FIRST OMAHA FUNDS, INC.

                       DISTRIBUTION AND SERVICE PLAN<F1>


      This Distribution and Service Plan (the "Plan") has been adopted by the Board of Directors of First Omaha Funds, Inc, ("Omaha Funds") in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

      Section 1. Upon the recommendation of Sunstone Financial Group, Inc. ("Sunstone"), the distributor and administrator of Omaha Funds, any officer of Omaha Funds is authorized to execute and deliver, in the name and on behalf of Omaha Funds, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Directors ("Agreements") with securities dealers, financial institutions and other industry professionals that are shareholders of, or dealers of record of, or which have a servicing relationship with the beneficial owners of, Shares of Omaha Funds ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide distribution services or distribution and support services as set forth therein to their clients who acquire and beneficially own Shares of any Fund offered by Omaha Funds in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to .25% of the average daily net asset value of the Shares beneficially owned by such clients. First National Bank of Omaha and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

      Section 2. Sunstone shall monitor the arrangements pertaining to Omaha Funds' Agreements with Shareholder Organizations in accordance with the terms of Sunstone's administration agreement with Omaha Funds. Sunstone shall not, however, be obliged by this Plan to recommend, and Omaha Funds shall not be obliged to execute any Agreement with any qualifying Shareholder Organization.

      Section 3. So long as this Plan is in effect, Sunstone shall provide to Omaha Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to thus Plan and the purposes for which such expenditures were made.

      Section 4. This Plan shall become effective on June 30, 1995 with respect to each particular Fund, upon the approval of the Plan (and the form of Agreement attached hereto) by (a) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Act, of Omaha Funds and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement), and (b) a majority (as defined in the Act) of the outstanding Shares of such Fund.

<F1> As amended May 12, 1999

      Section 5. Unless sooner terminated, this Plan shall continue until June 30, 1996 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4(a).

      Section 6. This Plan may be amended at any time with respect to any Fund by the Board of Directors, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which such Fund may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the Act) of the outstanding Shares of such Fund, and (b) any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4(a).

      Section 7. This Plan is terminable at any time with respect to any Fund by (a) vote of a majority of the Disinterested Directors, or (b) vote of a majority (as defined in the Act) of the Shares of such Fund.

      Section 8. The selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of Omaha Funds shall be committed to the discretion of such non-interested Directors.

      Section 9. All expenses incurred by Omaha Funds with respect to the Shares of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by such Fund.

      Section 10. This Plan was originally adopted by Omaha Funds as of April 10, 1995 and amended as of May 12, 1999.


                               FIRST OMAHA FUNDS
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                                DEALER AGREEMENT

Gentlemen:

We wish to enter into this Dealer Agreement ("Agreement") with you concerning the provision of distribution [and support services]<F1> to your clients ("Clients") who may from time to time acquire and beneficially own shares of Common Stock ("Shares") of one or more our seven separate portfolios, and such other portfolios as we may add in the future (the "Funds"). This Agreement has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by us on behalf of the Funds under a Distribution and Service Plan (the "Plan") adopted pursuant to said Rule, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission. This Agreement relates to the services to be provided by you and for which you may be entitled to receive payments pursuant to the Plan.

The terms and conditions of this agreement are as follows:

1. To the extent that you provide distribution assistance [and support services]<F1> in accordance with the Plan, this Agreement and all applicable laws, rules and regulations, to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be entitled to a fee periodically pursuant to the Plan.

2. The fee paid with respect to each applicable Fund will be computed daily and paid quarterly at an annual rate of up to 0.25% of the average daily net asset value of the shares of such Fund beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Client Shares"). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Client Shares will be computed in the manner specified in the Funds' Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions. The fee rate may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. All fees payable by us under this Agreement with respect to the Shares of a particular Fund shall be borne and be payable entirely out of the assets allocable to said Shares; and no other class of Shares of any other Fund offered by us shall be responsible for such fees. You shall be responsible for your own costs and expenses in providing your services hereunder.

3. The total of the fees calculated for each respective Fund for any period with respect to which such calculations are made will be paid within 45 days after the close of such period. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

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<F1> Delete when not applicable

4. In our discretion payment may be withheld with respect to the Client Shares purchased by you and redeemed or repurchased by the Fund within seven (7) business days after the date of the confirmation of such purchase. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

5. You shall furnish us and our designees with such information as we shall reasonably request with respect to the services provided and the fees paid to you pursuant to this Agreement, including but not limited to periodic certifications confirming the provision to Clients of the services under this Agreement and blue sky sales reports. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement. We or our designee shall furnish our directors, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

6. Orders shall be placed either directly with our Transfer Agent in accordance with such procedures as may be established by us or the Transfer Agent, or with our Transfer Agent through the facilities of the National Securities Clearing Corporation ("NSCC"), if available, in accordance with the rules of the NSCC.

7. For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for us or for our Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus for the Funds. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us, our distributor and our agents harmless from and against any and all liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the offer, purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your Clients, or from your breach of any of the terms of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

8. We may enter into other similar agreements with any other person or persons without your consent.

9. You represent that you are a member of the NASD and agree to maintain membership in the NASD. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are applicable to the distribution of the securities of open-end investment companies, including without limitation, Section 2830 of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full. You shall also comply with all other applicable state and Federal laws and regulations and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state or other jurisdiction where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state or similar securities laws of the jurisdiction. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state or other agency.

10. This Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon notice to the other party, by us or by the vote of a majority of our directors who are not interested persons of that Fund or by a vote of a majority of the Fund's outstanding shares. It will be terminated, without notice, by any act which terminates the Distribution and Service Plan, upon your expulsion or suspension from the NASD, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed, or transmitted by similar telecommunications device including facsimile to the appropriate address stated below.

12. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Clients; and (ii) you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares.

13. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

14. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the continuance of the Plan and this Agreement are approved at least annually by a vote of our directors, including a majority of those directors who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Distribution and Service Plan adopted by us or in any agreement related thereto, cast in person at a meeting called for the purpose of voting thereon.



----------------------------     FIRST OMAHA FUNDS, INC.
Name of Dealer                   c/o 207 East Buffalo Street, Suite 400
(Please Print or Type)<F1>       Milwaukee, Wisconsin 53202


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Address of Dealer


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By:                              By:
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   Authorized Officer               Authorized Officer


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   Print Name                    Print Name

Date:                            Date:
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Phone:
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Fax:
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<F1> NOTE: Please sign and return both copies of this Agreement to First Omaha
           Funds, Attention________________________. Upon acceptance, one countersigned copy will be returned to you for your files.